EX-99.23(g)(31)

Proxy voting/draft addendum 06-09

            International Proxy Voting Addendum dated August 12, 2009 To Master Global Custody Agreement dated August 12, 2009


     Whereas, pursuant to the Master Global Custody Agreement referenced above (together with this, and any other addenda thereto, the "Agreement"), Customer has requested that JPMorgan provide certain proxy services to Customer and JPMorgan is prepared to do so on the terms and conditions hereinafter set forth; and

     Whereas, it is the intention of the parties that the services offered by JPMorgan under this Addendum will be limited to Securities other than U.S. Securities;

     Now, therefore, JPMorgan and Customer agree as follows:


     1. Subject to and upon the terms of this sub-section, JPMorgan will provide Customer (or its Authorized Person) with (or make available on-line) information, which it receives on matters to be voted upon at meetings of holders of Securities ("NOTIFICATIONS"), and JPMorgan will act in accordance with Instructions from Customer (or its Authorized Person) in relation to such Notifications ("THE PROXY VOTING SERVICE"). If information is received by JPMorgan too late to permit timely voting by Customer (or its Authorized
Person), JPMorgan's only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an "information only" basis.

     2. The proxy voting service is available only in certain markets, details of which are available from JPMorgan on request. J.P. Morgan may add markets to or remove markets from the list of proxy voting services markets upon notice to the Customer. Provision of the proxy voting service is conditional upon receipt by JPMorgan of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

     3. JPMorgan will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by JPMorgan by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, JPMorgan will not be obligated to provide further notice to Customer (or its Authorized Person) and shall not be obliged to vote. It is Customer's obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.

     4. JPMorgan reserves the right to provide Notifications or parts thereof in the language received. JPMorgan will attempt in good faith to provide accurate and complete Notifications, whether or not translated.

     5. Customer acknowledges that Notifications and other information furnished (or made available on-line) pursuant to the proxy voting service ("INFORMATION") are proprietary to JPMorgan and that JPMorgan owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer (or its Authorized Person) will not make any use of such information except in connection with the proxy voting service.

     6. In markets  where the proxy  voting  service is not  available  or where
JPMorgan has not received a duly completed enrollment form or other relevant documentation, JPMorgan will not provide Notifications to Customer (or its Authorized Person) but will endeavor to act upon Instructions to vote on matters before meetings of holders of Securities where it is reasonably practicable for JPMorgan (or its Subcustodians or nominees as the case may be) to do so and where such Instructions are received in time for JPMorgan to take timely action.

     7. Customer acknowledges that the provision of the proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

     (a)  the Securities being on loan or out for registration;

     (b)  the pendency of conversion or another corporate action;

     (c) Securities being held at Customer's request in a name not subject to the control of JPMorgan or its Subcustodian;

     (d) Securities being held in a margin or collateral account at JPMorgan or another bank or broker, or otherwise in a manner which affects voting;

     (e)  local market regulations or practices, or restrictions by the issuer;

     (f) JPMorgan may be required to vote all shares held for a particular issue for all of JPMorgan's customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, JPMorgan will inform Customer (or its Authorized Person) by means of the Notification.

     To the extent that it is practicable and permissible under the circumstances, JPMorgan shall, upon written notification from Customer (or its Authorized Person), use reasonable efforts to assist Customer (or its Authorized Person) in voting proxies.

     8. Notwithstanding the fact that JPMorgan may act in a fiduciary capacity with respect to Customer under other agreements, in performing active or passive voting proxy services JPMorgan will be acting solely as the agent of Customer, and will not exercise any discretion, with regard to such proxy services or vote any proxy except when directed by an Authorized Person.

     9. JPMorgan may provide the proxy voting service through a third party provided (subject to the terms of this Agreement), that JPMorgan will be liable for the performance of such third party to the same extent as JPMorgan would have been if it performed the proxy voting service itself. The Customer confirms that JPMorgan is authorized to disclose information relating to the holdings of Securities in each Account to such third party for the purpose of determining the Customer's eligibility to exercise any voting rights attached to such Securities.
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     In Witness Whereof, Customer and JPMorgan have executed this Addendum as of the day and year first above written.


                                   [Customer]

                                   By /s/ Susan S. Rhee
                                      Susan S. Rhee

                                   JPMorgan Chase Bank, N.A.

                                   By /s/ William M. Stanton
                                      William M. Stanton